Exhibit 99.1

Claros Mortgage Trust, Inc. Appoints Jai Agarwal Chief Financial Officer

New York, New York, February 25, 2022 – Claros Mortgage Trust, Inc. (NYSE: CMTG) (the “Company” or “CMTG”) today announced the appointment of Jai Agarwal as its Chief Financial Officer. Mr. Agarwal will succeed J. Michael McGillis, who will continue in his role as President of CMTG. This appointment will be effective following the filing of the Company’s Annual Report on Form 10-K for the 2021 fiscal year, which currently is estimated to occur around March 15, 2022.

“Jai brings over two decades of industry experience and relationships in the commercial real estate sector to CMTG,” said Richard Mack, Chairman and Chief Executive Officer of CMTG. “Jai’s business acumen and financial markets expertise is widely recognized across the commercial real estate industry, and we are excited to welcome him to our leadership team. He will play a key role in helping us to advance our business strategy and deliver attractive returns to our shareholders.”

Mr. Agarwal most recently served as the Chief Financial Officer, Treasurer and Secretary of Apollo Commercial Real Estate Finance, Inc., a role he assumed in May 2016. Prior to joining Apollo, he was Chief Financial Officer and Treasurer of CM Finance Inc. for two years. Mr. Agarwal also held several senior roles at Blackstone’s real estate finance group and Capital Trust, Inc., the predecessor to Blackstone Mortgage Trust. Earlier in his career, Mr. Agarwal held positions in finance and investments at iStar Inc. Mr. Agarwal graduated from the University of Mumbai with a Bachelor of Commerce degree.

About Claros Mortgage Trust, Inc.

CMTG is a real estate investment trust that is focused primarily on originating senior and subordinate loans on transitional commercial real estate assets located in major markets across the U.S. CMTG is externally managed and advised by Claros REIT Management LP, an affiliate of Mack Real Estate Credit Strategies, L.P. Additional information can be found on the Company’s website at www.clarosmortgage.com.

Forward-Looking Statements

Certain statements contained in this press release may be considered forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. CMTG intends for all such forward-looking statements to be covered by the applicable safe harbor provisions for forward-looking statements contained in those acts. Such forward-looking statements can generally be identified by CMTG’s use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” “seek,” “objective,” “goal,” “strategy,” “plan,” “focus,” “priority,” “should,” “could,” “potential,” “possible,” “look forward,” “optimistic,” or other similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Such statements are subject to certain risks and uncertainties, including known and unknown risks, which could cause actual results to differ materially from those projected or anticipated. Therefore, such statements are not intended to be a guarantee of CMTG’s performance in future periods. Except as required by law, CMTG does not undertake any obligation to update or revise any forward-looking statements contained in this release.

Contact Information

Investor Relations:

Claros Mortgage Trust, Inc.

Anh Huynh

212-484-0090

cmtgIR@mackregroup.com

Media Relations:

Financial Profiles

Kelly McAndrew

203-613-1552

Kmcandrew@finprofiles.com